FIRST AMENDMENT TO

ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ACCOUNTS RECEIVABLE PURCHASE AGREEMENT, dated as of October 20, 2009 (this “Amendment”), between Republic Capital Access, LLC, a Delaware limited liability company (“RCA”), and American Defense Systems, Inc, a Delaware corporation (“ADSI”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, ADSI and RCA (collectively the “Parties”) entered into an Accounts Receivable Purchase Agreement (the “Agreement”), dated the 23rd day of July 2009;

WHEREAS, the Parties wish to amend certain terms of the Agreement; and

WHEREAS, in furtherance of the foregoing, the Parties desire to enter into this Amendment to amend the Agreement, as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally and equitably to be bound, hereby agree as follows:

SECTION 1. AMENDMENT TO THE AGREEMENT

Effective as of the date hereof, the Agreement is amended as follows:

1.1	The definition of “Availability Period” in Section 1.1 of the Agreement is amended and restated in its entirety as follows:

““Availability Period” shall mean the period from and including the date hereof to October 15, 2010; provided, however, that if the term of this Agreement is extended in accordance with Section 10.10 hereof, the Availability Period will be extended as determined by Buyer in its sole discretion.”

1.2	Subsection (d) of the definition of “Eligible Contractor” in Section 1.1 of the Agreement is amended and restated in its entirety as follows:

“(d) has been deemed to be “responsible” in accordance with the FAR and to have been determined by the Account Debtor to be satisfactory after reviewing the United States Government Contractor Performance Assessment Reporting System, or has otherwise been determined to be satisfactory by the Account Debtor.”

1.3	The definition of “Eligible Receivable” in Section 1.1 of the Agreement is amended and restated in its entirety as follows:

““Eligible Receivable” A bona fide receivable arising from an invoice that has been sent to and approved for payment by an Account Debtor (to the extent required by Buyer) pursuant to a contract between an Account Debtor, as obligor, and Seller, and all Related Security thereof: (a) that is either (i) a “Service Contract” (as defined in FAR 37.101) between Seller and the Account Debtor, provided, however, that an Eligible Receivable shall not be deemed to arise from a construction contract, or (ii) a contract between Seller and the Account Debtor for the delivery of products, provided that the delivery of such products can be verified by Buyer; (b) that has been purchased by the Buyer from the Seller in accordance with this Agreement; (c) that has been executed by an authorized officer of the Seller who has verified that adequate funds are available and no appropriations approval is required for the Seller to enter into the contract; (d) that satisfies all of the criteria of any due diligence review conducted by Buyer, RCA, CBH or the Underwriter; (e) that is denominated and payable only in U.S. dollars by electronic funds transfer and only in the United States and no later than the later of (i) sixty (60) days from the Account Debtor’s receipt of the invoice and (ii) sixty (60) days after the Account Debtor has accepted the supplies delivered or the services performed to which the invoice relates; (f) that all payments with respect thereto have been validly directed to be made directly to the Segregated Account and, in the event that the Government is the Account Debtor, such payments have been validly assigned to Buyer pursuant to the Assignment of Claims Act, and all payments with respect thereto have been validly directed to be made directly to the Segregated Account; (g) with respect to which, immediately following the transfer of such Eligible Receivable to Buyer as contemplated by this Agreement, the Borrower shall have good title to such Eligible Receivable, free and clear of any Liens; (h) the sale and assignment of which by Seller to Buyer does not contravene or conflict with any applicable laws or contractual obligation or other restriction, limitation or encumbrance, and do not require any consent that has not been obtained; (i) the contracts, documents, instruments and other items with respect to which (i) contain customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for the practical realization against any related collateral or purchased assets of the benefits of the security or ownership thereof and (ii) do not contain any confidentiality (or any other) provisions that would restrict the ability of Buyer to exercise its powers,  rights and remedies under this Agreement; (j) as to which the right to receive payments thereunder is an “account” or a “payment intangible”, within the meaning of the UCC; (k) which arises under contracts, documents, instruments and other items that (i) have been duly authorized, are in full force and effect and constitute the legal, valid and binding obligations of the related Account Debtor and Seller, enforceable against such Account Debtor and Seller in accordance with their terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and the effects of general principles of equity) and (ii) are not subject to any dispute, claim, defense, offset or counterclaim; (l) as to which no portion of the Related Security has been released (in whole or in part) from any Lien or security interest therein granted by the related Account Debtor to the Seller; (m) which, together with the contracts, documents, instruments and other items related thereto, do not contravene in any material respect any Applicable Laws; (n) which arises under contracts, documents, instruments and other items, none of the parties to which have done or failed to do anything that would or might permit any other party thereto (other than the Borrower in exercising its rights or remedies thereunder) to terminate any such contracts, documents, instruments and other items or to suspend or reduce any payments or obligations due or to become due thereunder at any time after it becomes an Eligible Receivable; and (o) which at no point in time has failed to meet each of the criteria to constitute an Eligible Receivable set forth in subsections (a) through (m) above. Notwithstanding anything in this definition to the contrary, the first three (3) invoices or the last invoice with respect to any contract shall not be deemed an “Eligible Receivable” unless (i) any such receivable is submitted and validated through a web-based system such as “Wide Area Workflow” (WAWF) or (ii) KBC, in its sole discretion, (1) satisfied with the verbal confirmation that KBC has received from an appropriate government official that any such receivable is proper and will be submitted for payment or (2) is satisfied with the validation of such receivable through some other means.”

1.4	Under section 3.5 of the Agreement (Discount Factor), the Discount Factor Rate is amended to be: .4075%.

1.5	Section 7.1.8 of the Agreement (Assignment of Claims Act) is amended and restated in its entirety as follows:

“Assignment of Claims Act.  In the event the Government is the Account Debtor, prior to each sale of Purchased Receivables hereunder, all steps shall have been taken necessary or appropriate under the Assignment of Claims Act to insure that (i) each Purchased Receivable being sold has been validly assigned to Buyer, or Buyer’s designee, as bona fide financing institution(s), (ii) Seller has validly assigned such Purchased Receivables to Buyer, or Buyer’s designee, and (ii) all payments and Collections with respect to such Purchased Receivables have been validly directed to be made directly to the Segregated Account.”

SECTION 2. REPRESENTATIONS AND WARRANTIES

In order to induce RCA to enter into this Amendment, ADSI hereby represents and warrants to RCA as of the date hereof as follows:

2.1
ADSI has the power and authority and legal right to execute and deliver this Amendment and to perform and observe the terms of this Amendment.  The execution, delivery and performance of this Amendment by ADSI have been duly authorized by ADSI by all necessary action and ADSI has duly executed and delivered this Amendment.

2.2
This Amendment constitutes the legal, valid and binding obligation of ADSI, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

2.3	No Event of Default has occurred and is continuing under the Agreement, both before and immediately after giving effect to this Amendment.

2.4	Since June 30, 2009, no event or events have occurred which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect under the Agreement.

SECTION 3. MISCELLANEOUS

3.1
From and after the Amendment Effective Date, all references to the Agreement shall, unless otherwise specifically provided, be references to the Agreement as amended by this Amendment and as the same may be amended, supplemented or otherwise modified from time to time.

3.2
ADSI hereby ratifies and reaffirms all of its obligations, contingent or otherwise, under the Agreement. ADSI hereby acknowledges that, except as expressly modified herein, the Agreement remains in full force and effect and is hereby ratified and reaffirmed.

3.3
This Amendment may be executed by the Parties on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and

3.4
THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

3.5
If any one or more of the covenants, agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions of this Amendment or rights of any party hereto; provided, that in case any provision in or obligation under this Amendment should be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

3.6
Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

REPUBLIC CAPITAL ACCESS, LLC

By:	/s/ Edward J. Stucky
Name:	Edward J. Stucky
Title:	President & CEO

AMERICAN DEFENSE SYSTEMS, INC.

By:	/s/ Connie Chu
Name:	Connie Chu
Title:	Controller